                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                     INSIGHT COMMUNICATIONS COMPANY, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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

                      INSIGHT COMMUNICATIONS COMPANY, INC.

                              ____________________


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  May 16, 2000

                              ____________________

     The Annual Meeting of Stockholders of Insight Communications Company, Inc. (the "Company") will be held at The Plaza Hotel, Fifth Avenue at Central Park South, New York, New York at 9:00 a.m. on Tuesday, May 16, 2000, for the following purposes:

          1. To elect seven directors of the Company to serve for a term of one year.

          2. To ratify the selection of Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 2000.

          3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only holders of record of shares of the Company's Class A Common Stock and Class B Common Stock at the close of business on March 28, 2000 are entitled to notice of, and to vote at, the meeting and any adjournment thereof.

                                    By Order of the Board of Directors,

                                    /s/ Kim D. Kelly

                                    Kim D. Kelly
                                    Secretary

April 20, 2000

-------------------------------------------------------------------------------
All persons to whom the accompanying proxy is addressed are requested to date, execute and return it promptly in the enclosed, self-addressed envelope. No postage is required if mailed within the United States.
--------------------------------------------------------------------------------

                     INSIGHT COMMUNICATIONS COMPANY, INC.

                             ____________________


               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
                                   To Be Held
                                  May 16, 2000


     This proxy statement is furnished in connection with the solicitation by the Board of Directors of Insight Communications Company, Inc. (the "Company") of proxies and voting instructions in the accompanying form for use at the Annual Meeting of Stockholders to be held at The Plaza Hotel, Fifth Avenue at Central Park South, New York, New York, at 9:00 a.m. on Tuesday, May 16, 2000, and at all adjournments thereof. The shares represented by proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein. If no direction is indicated, the proxy will be voted in favor of the proposals set forth in the notice attached to this proxy statement. Any stockholder may revoke his proxy at any time prior to the voting thereof by giving notice in writing to the Secretary of the Company, by granting a proxy bearing a later date or by voting in person at the meeting.

     Holders of record of shares of the Company's Class A Common Stock and Class B Common Stock at the close of business on March 28, 2000 are entitled to vote at the meeting. As of such record date, there were 49,157,180 shares of Class A Common Stock and 10,226,050 shares of Class B Common Stock outstanding.

     The presence, in person or by proxy, of stockholders entitled to cast a majority of the votes entitled to be cast by all stockholders will constitute a quorum for the transaction of business at the meeting. Holders of shares of Class A Common Stock and Class B Common Stock will vote as a single class on all matters submitted to a vote of the stockholders. Each share of Class A Common Stock will be entitled to one vote and each share of Class B Common Stock will be entitled to ten votes.

     Directors will be elected by a plurality of the votes cast at the meeting. Approval of each other matter will require the affirmative vote of a majority of the votes cast thereon. Sidney R. Knafel and trusts for the benefit of his children, Michael S. Willner and Kim D. Kelly collectively beneficially own approximately 63.2% of the aggregate votes that may be cast at the meeting. Accordingly, the affirmative vote of such persons alone is sufficient to adopt each of the proposals to be submitted to the stockholders at the meeting. Such persons have advised the Company that they will vote all of their shares in favor of the proposals set forth in the notice attached to this proxy statement.

     Abstentions will be counted in tabulations of the votes cast on each of the proposals presented at the meeting, whereas broker nonvotes will not be counted for purposes of determining whether a proposal has been approved. "Broker nonvotes" are proxies received from brokers who, in the absence of specific voting instructions from beneficial owners of shares held in brokerage name, have declined to vote such shares in those instances where discretionary voting by brokers is permitted.

     The cost of soliciting these proxies will be borne by the Company. Proxies may be solicited by directors, officers or employees of the Company in person or by telephone.

     A list of stockholders entitled to vote at the meeting will be available at the Company's executive offices located at 126 East 56/th/ Street, New York, New York 10022. This proxy statement and the form of proxy are being mailed to stockholders on or about April 20, 2000.

                             ELECTION OF DIRECTORS

     It is proposed to elect seven directors of the Company to hold office for terms of one year and until their successors shall be elected and shall qualify. Each nominee is currently a director of the Company. Messrs. Knafel and Willner and Ms. Kelly have been directors of the Company since its organization in March 1999. Such individuals were officers of the ultimate general partner of Insight Communications Company, L.P. ("Insight L.P.") until the Company's initial public offering in July 1999, at which time all of Insight L.P.'s partners exchanged their partnership interests for shares in the Company. Accordingly, references to the "Company" in the biographies that follow for periods prior to the offering mean such general partner of Insight L.P. Messrs. Kempner, Marcus, Melwani and O'Connell became directors of the Company upon completion of the initial public offering. The Company, Mr. Knafel and trusts for the benefit of his children, Mr. Willner, Ms. Kelly and all of the members of management holding shares of Class B Common Stock have agreed to cause the election of two directors designated by Vestar Capital Partners III, L.P. ("Vestar") so long as Vestar continues to own at least 25% of the Common Stock it currently owns, and one such director so long as Vestar continues to own at least 15% of such Common Stock.

                         Principal occupation and business
Name of Nominee    Age   experience during the past five years
---------------    ---   -------------------------------------

Sidney R. Knafel    69   Chairman of the Board of the Company since 1985. He was
                         the founder, Chairman and an equity holder of Vision
                         Cable Communications, Inc. from 1971 until its sale in 1981. Mr. Knafel is presently the managing partner of SRK Management Company, a private investment company, and also serves as Chairman of BioReliance Corporation, a biological testing company. He is a director of NTL
                         Incorporated, CoreComm Limited, General American
                         Investors Company, Inc., IGENE Biotechnology, Inc. and
                         Source Media, Inc., as well as several private companies. Mr. Knafel is a graduate of Harvard College and Harvard Business School.

Michael S. Willner  48   Co-founded and has served as President of the Company
                         since 1985. Mr. Willner has also been Chief Executive
                         Officer of the Company since January 1998. Previously,
                         Mr. Willner served as Executive Vice President and
                         Chief Operating Officer of Vision Cable from 1979 through 1985, Vice President of Marketing for Vision
                         Cable from 1977 to 1979 and General Manager of Vision
                         Cable's Bergen County, New Jersey cable television system from 1975 to 1977. Currently, Mr. Willner is a director of NTL Incorporated. He is also a director of Source Media, Inc. He serves on the boards of C-SPAN and the National Cable Television Association where he is a member of the Executive Committee and serves as Treasurer. Mr. Willner is a graduate of Boston
                         University's College of Communication and serves on the school's Executive Committee.

Kim D. Kelly        43   Executive Vice President and Chief Financial Officer of
                         the Company since 1990. Ms. Kelly has also been Chief
                         Operating Officer of the Company since January 1998.
                         Prior thereto, she served from 1982 to 1990 with Marine
                         Midland Bank, becoming its Senior Vice President in
                         1988, with primary responsibility for media lending activities. Ms. Kelly serves as a member of the National Cable Television Association Subcommittee for
                         Telecommunications Policy, as well as the National
                         Cable Television Association Subcommittee for
                         Accounting. She also serves as a director of Bank of New York Hamilton Funds and Source Media, Inc. and serves on the boards of Cable in the Classroom and Cable Advertising Bureau. Ms. Kelly is a graduate of
                         George Washington University.

Thomas L. Kempner   72   Chairman of the Compensation and Stock Option
                         Committees of the Company. Mr. Kempner has been Chairman and Chief Executive Officer of Loeb Partners
                         Corporation, investment bankers, and its predecessors since February 1978. He is currently a director of Alcide Corporation, CCC Information Services Group,
                         Inc., FuelCell Energy, Inc., IGENE Biotechnology, Inc.,
                         Intermagnetics General Corp., Northwest Airlines, Inc.
                         (Emeritus), Evercel, Inc. and Roper Starch Worldwide,
                         Inc. Mr. Kempner is a graduate of Yale University.

James S. Marcus     70   Member of the Audit Committee of the Company. Mr.
                         Marcus is a retired partner of The Goldman Sachs Group, L.P. (predecessor of The Goldman Sachs Group, Inc.), investment bankers. He is currently a director of American Biltrite Inc. and Kellwood Company. Mr. Marcus is a graduate of Harvard College and Harvard Business
                         School.

Prakash A. Melwani  41   Chairman of the Audit Committee of the Company. Mr.
                         Melwani is a Managing Director of Vestar Capital
                         Partners, manager of over $3.5 billion in private equity capital, and was a founding partner of Vestar at inception in 1988. Mr. Melwani has been designated as a director by Vestar pursuant to a Securityholders
                         Agreement between Vestar, the Company and other parties. Mr. Melwani is a graduate of Cambridge
                         University and Harvard Business School.

Daniel S. O'Connell 46   Member of the Compensation, Audit and Stock Option
                         Committees of the Company. Mr. O'Connell was a founder in 1988 of Vestar. He is currently the Chief Executive
                         Officer of Vestar. Mr. O'Connell has been designated as a director by Vestar pursuant to a Securityholders
                         Agreement between Vestar, the Company and other parties. Mr. O'Connell is a director of Aearo
                         Corporation, Cluett American Corp., Remington Products
                         Company L.L.C., Russell-Stanley Holdings, Inc.,
                         Siegelgale, Inc., Sheridan Healthcare, Inc. and St.
                         John Knits, all companies in which Vestar has a significant equity interest. Mr. O'Connell is a graduate of Brown University and the Yale University
                         School of Management.

     The Board of Directors of the Company has an Audit Committee, a Compensation Committee and a Stock Option Committee. The Board of Directors has no nominating committee; nominees for election as directors of the Company are selected by the Board of Directors. The Committees were formed in July 1999 upon completion of the Company's initial public offering. During 1999, there was one meeting of the Audit Committee, no meetings of the Compensation Committee and one meeting of the Stock Option Committee. All of the respective Committee members attended each of the Committee meetings.

     The Audit Committee consists of three directors, all of whom are independent directors. The current members of the Audit Committee are Prakash Melwani, James Marcus and Daniel O'Connell. Its functions include the following:
(i) recommend the appointment of independent accountants, (ii) review the arrangements for and scope of the audit by independent accountants, (iii) review the independence of the independent accountants, (iv) consider the adequacy and effectiveness of the system of internal accounting and financial controls and review any proposed corrective actions, (v) review and monitor the Company's policies regarding business ethics and conflicts of interest and (vi) discuss with management and the independent accountants the Company's draft quarterly interim and annual financial statements and key accounting and reporting matters.

     The Compensation Committee consists of three directors, Thomas Kempner, Daniel O'Connell and Michael Willner. The Compensation Committee has authority to review and make recommendations to the Board of Directors with respect to the compensation of executive officers of the Company.

     The Stock Option Committee consists of two directors, each of whom is a "non-employee" director (as defined in Rule 16b-3 under the Securities Exchange Act of 1934). The current members of the Stock Option Committee are Thomas Kempner and Daniel O'Connell. The Stock Option Committee administers the Insight Communications Company, Inc. 1999 Stock Option Plan (the "Plan") and determines, among other things, the time or times at which options will be granted, the recipients of grants, whether a grant will consist of incentive stock options, nonqualified stock options and stock appreciation rights (in tandem with an option or free-standing) or a combination thereof, the option periods, whether an option is exercisable for Class A Common Stock or Class B Common Stock, the limitations on option exercise and the number of shares to be subject to such options, taking into account the nature and value of services rendered and contributions made to the success of the Company. The Stock Option Committee also has authority to interpret the Plan and, subject to certain limitations, to amend provisions of the Plan as it deems advisable.

     During 1999, the Board of Directors of the Company held two meetings and took action eight times by unanimous written consent. All of the directors attended at least 75% of the aggregate number of meetings of the Board.

     The Board of Directors recommends a vote FOR the election of the nominees herein.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information as of February 21, 2000 with respect to the beneficial ownership of the Company's Common Stock by (i) each person who is known by the Company to beneficially own more than 5% of the Company's Common Stock; (ii) each of the Company's directors; and (iii) all directors and executive officers of the Company as a group.

     Unless otherwise indicated, the address of each person named in the table below is Insight Communications Company, Inc., 126 East 56th Street, New York, New York 10022. The amounts and percentage of Common Stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission ("SEC") governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.



                                         Class A Common Stock         Class B Common Stock           Percent of
                                         --------------------         --------------------            Vote as a
Beneficial Owner                         Number             %         Number             %         Single Class(1)
----------------                         ------           ---         ------           ---         ---------------
Sidney R. Knafel (2)                             --       --             3,897,432   38.1                  25.7

Michael S. Willner (3)                           --       --             1,481,514   14.5                   9.8

Kim D. Kelly (4)                                 --       --               838,420    8.2                   5.5

Thomas L. Kempner (5)                     3,876,455      7.9                    --     --                   2.6

James S. Marcus                                  --       --               132,779    1.3                    *

Prakash A. Melwani (6)                    9,921,723     20.2                    --     --                   6.6

Daniel S. O'Connell (6)                   9,921,723     20.2                    --     --                   6.6

Vestar Capital Partners III, L.P. (6)     9,921,723     20.2                    --     --                   6.6

Loeb Investors Co. (5)                    3,876,455      7.9                    --     --                   2.6

Andrew G. Knafel, Joshua Rubenstein          45,369        *             3,354,737   32.8                  22.2
and William L. Scherlis, as trustees
under Trusts F/B/O Knafel children (7)

All directors and executive officers     13,799,178     28.1             6,350,145   62.1                  51.1
As group (8 persons)

________________________________
* Less than 1%.

(1) Holders of Class A Common Stock are entitled to one vote per share and holders of Class B Common Stock are entitled to ten votes per share. Holders of both classes of Common Stock vote together as a single class on all matters presented for a vote, except as otherwise required by law.
(2) Represents 3,471,477 shares held by ICI Communications, Inc., of which Mr. Knafel is the sole stockholder, and 425,955 shares held by the estate of Mr. Knafel's deceased wife. All of the indicated shares are subject to an agreement with Vestar not to sell any such shares until January 25, 2001. Does not include 562,500 shares of Class B Common Stock underlying options granted pursuant to the Plan, as they will not be exercisable within 60 days.
(3) Includes 6,448 shares of Class B Common Stock held in trust for the benefit of his minor children. Does not include 843,750 shares of Class B Common Stock underlying options granted pursuant to the Plan, as they will not be exercisable within 60 days.
(4) Does not include 843,750 shares of Class B Common Stock underlying options granted pursuant to the Plan, as they will not be exercisable within 60 days.
(5) Represents 2,146,541 shares held by Loeb Investors Co. LIX and 1,729,914 shares held by Loeb Investors Co. XXXVI, each of which may be deemed beneficially owned by Mr. Kempner. Loeb Investor Co.'s address is 61 Broadway, New York, New York.
(6) Each of Mr. Melwani, a managing director of Vestar, and Mr. O'Connell, the Chief Executive Officer of Vestar, may be deemed to beneficially own the shares held by Vestar. Vestar's address is 245 Park Avenue, 41st floor, New York, New York 10167.
(7)  Includes 386,413 shares of Class B Common Stock held individually by Andrew
     G. Knafel and 45,369 shares of Class A Common Stock held individually by William L. Scherlis. The indicated shares are subject to the agreement with Vestar discussed in footnote (2) above. Sidney Knafel expressly disclaims beneficial ownership of the shares.

                             EXECUTIVE COMPENSATION

Report of the Compensation Committee

     The base salaries and bonuses for the Company's executive officers during 1999 were determined prior to the completion of the Company's initial public offering on July 26, 1999. Prior to the offering, the Company operated as a limited partnership known as Insight Communications Company, L.P. ("Insight L.P."), and the business and affairs of the Company were managed by its ultimate general partner, ICI Communications, Inc. ("ICI"). Executive officer salaries were paid by ICI and reimbursed by Insight L.P. Executive officer compensation decisions were made by consensus between Michael Willner, ICI's President and Chief Executive Officer, and Sidney Knafel, ICI's Chairman of the Board who is the sole shareholder and director of ICI, without any formal action. Mr. Willner determined for each executive officer a salary that he believed to be reasonable based upon such officer's compensation during the previous year, Insight L.P.'s performance during the previous year as compared to earlier years and such officer's contribution to such performance. These salaries were then discussed with and agreed to by Mr. Knafel.

     As one of the Company's principal stockholders, Mr. Willner's financial interests are directly tied to the overall performance of the Company as reflected in the price per share of common stock. For his services as the Company's chief executive officer, Mr. Willner's future compensation will be determined in accordance with the compensation policies outlined below. However, before the Company completed its initial public offering, his 1999 compensation was determined informally in consultation with Mr. Knafel.

     The Company's Board of Directors established its Compensation Committee (the "Committee") upon completion of its initial public offering. The Committee, which is composed of two independent directors (Thomas L. Kempner and Daniel S. O'Connell) and one inside director (Michael Willner), is responsible for reporting to the Company's Board of Directors concerning the compensation policies followed by the Committee in recommending to the Board compensation for executive officers.

     The Committee intends to utilize a program designed to attract, motivate and retain highly skilled and effective executives who can achieve long-term success in an increasingly competitive business environment and whose services the Company needs to maximize its return to stockholders. The program is premised on the belief that an executive's compensation should reflect his individual performance and the overall performance of the Company, with an appropriate balance maintained among the weightings of these potentially disparate performance levels. The program will require flexibility in order to ensure that the Company can continue to attract and retain executives with unique and special skills critical to the Company's success. Flexibility is also necessary to permit adjustments in compensation in light of changes in business and economic conditions. The compensation of each executive officer will be reviewed annually by the Committee.

     The Committee will establish base salaries and award bonuses to executive officers by measuring individual and Company performance. The Committee's annual performance evaluation of each executive officer is subjective, will rely heavily on the performance evaluation presented to the Committee by the Company's President, and not upon an exact formula for determining the relative importance of each of the factors considered, nor will there be a precise measure of how each of the individual factors relates to the Committee's recommendation with respect to each executive officer's ultimate annual compensation.

     Section 162(m) of the Internal Revenue Code limits deductions for certain executive compensation in excess of $1 million. Certain types of compensation in excess of $1 million are deductible only if (i) performance goals are specified in detail by a compensation committee comprised solely of two or more outside directors, (ii) payments are approved by a majority vote of the stockholders prior to payment of such compensation, (iii) the material terms of the compensation are disclosed to the stockholders and (iv) the compensation committee certifies that the performance goals were in fact satisfied. While the Committee will give due consideration to the deductibility of compensation payments on future compensation arrangements with the Company's executive officers, the Committee will make its compensation decisions based upon an overall determination of what it believes to be in the best interests of the Company and its stockholders, and deductibility will be only one among a number of factors used by the Committee in making its compensation decisions.

                       Compensation Committee of the Board of Directors

                       Thomas L. Kempner, Chairman
                       Daniel S. O'Connell
                       Michael S. Willner

Performance Graph

     The following line graph compares the annual percentage change in the cumulative total stockholder return on the Company's Class A Common Stock with the cumulative total return of The Nasdaq Stock Market Index and the cumulative total return of the Nasdaq Telecommunications Stocks Index (an index containing performance data of radio, telephone, telegraph, television and cable television companies) from July 21, 1999, the date the Company's Class A Common Stock commenced trading, through December 31, 1999. The performance graph assumes that an investment of $100 was made in the Class A Common Stock and in each Index on July 21, 1999, and that all dividends were reinvested.


                     COMPARISON OF CUMULATIVE TOTAL RETURNS
                    Value of $100 Invested on July 21, 1999
                    ---------------------------------------

                        [STOCK PRICE PERFORMANCE GRAPH]

                                           7/21/99   12/31/99
                                          --------  ---------
Insight Communications Company, Inc.      $    100  $      99

The Nasdaq Stock Market Index                  100        143

Nasdaq Telecommunications Stocks Index         100        126

     The Company believes that the foregoing information provided has only limited relevance to an understanding of the Company's compensation policies during the indicated periods and does not reflect all matters appropriately considered in developing its compensation strategy. In addition, the stock price performance shown on the graph is not necessarily indicative of future price performance.

     The following table summarizes the compensation for services rendered to the Company paid in 1998 and 1999 to the Chief Executive Officer and the Company's other executive officers (collectively, the "Named Executive Officers").

                          Summary Compensation Table

                                                                               Long-Term
                                       Annual Compensation                Compensation Awards
                                ------------------------------       --------------------------------
                                                                                           Securities
                                                                      Restricted           Underlying       All Other
      Name and                         Salary           Bonus        Stock Awards           Options        Compensation
 Principal Position      Year           ($)              ($)             ($)                  (#)             ($)(2)
---------------------    ----         -------          -------       ------------          ----------      ------------
Sidney R. Knafel         1999         250,000               --                --            562,500            7,605
Chairman of the Board    1998         248,664               --                --                 --            1,615

Michael S. Willner       1999         500,000          100,000                --            843,750            5,538
President and Chief      1998         435,616           30,000                --                 --            1,646
Executive Officer

Kim D. Kelly             1999         450,000           90,000         5,559,951(1)         843,750            6,417
Executive Vice           1998         386,927           25,000                --                 --            3,828
President and Chief
Financial and
Operating Officer

_______________________

(1) Upon joining Insight L.P. in 1990, Ms. Kelly entered into agreements with the then general partner of Insight L.P. (ICC Associates, L.P.) and its principal equity owners Sidney Knafel and Michael Willner. Pursuant to these agreements, Ms. Kelly became entitled to an equity interest in the general partner. Upon completion of the Company's initial public offering, the general partner exchanged its partnership interests in Insight L.P. for shares of Common Stock, and distributed to Ms. Kelly a number of shares of such Common Stock representing her percentage equity interest in the general partner. The above table reflects shares issued to Ms. Kelly by virtue of an agreement between the general partner and Vestar pursuant to which the general partner received additional partnership interests in Insight L.P. upon completion of the public offering. The table does not include other shares issued to Ms. Kelly by virtue of the general partner's exchange of partnership interests for shares of Common Stock. Pursuant to
     Item 402 of Regulation S-K, the issuance of shares is reported for purposes of the above table as compensation in 1999, the year in which the shares were issued.

(2) Amounts for 1999 include: (i) contributions made by the Company on behalf of the Named Executive Officers to the Company's 401(k) Plan (Sidney
     Knafel: $1,875; Michael Willner: $1,667; and Kim Kelly: $3,750) and (ii) life insurance premiums and group term life insurance premiums paid by the Company on behalf of the Named Executive Officers (Sidney Knafel: $5,730; Michael Willner: $3,871; and Kim Kelly: $2,667).

     The following table sets forth information concerning individual grants of stock options made during 1999 to the Named Executive Officers in the Summary Compensation Table.

                                                   Option Grants In Last Fiscal Year

                                   Individual Grants
---------------------------------------------------------------------------------------
                                                                                         Potential Realizable Value
                        Number of         Percent of                                       at Assumed Annual Rates
                        Securities      Total Options                                    of Stock Price Appreciation
                        Underlying        Granted to          Exercise                       for Option Term(2)
                         Options         Employees in           Price       Expiration   -----------------------------
        Name            Granted(1)       Fiscal Year        Per Share($)       Date         5%($)             10%($)
---------------------   ----------      -------------       ------------    ----------   ------------      -----------
Sidney R. Knafel          542,095             18.8%            24.50(3)       7/20/09       8,352,556      21,167,016
                           20,405              0.7             26.95(4)       7/20/04         138,119         305,208
Michael S. Willner
                          823,345             28.6             24.50(3)       7/20/09      12,686,033      32,148,897
                           20,405              0.7             26.95(4)       7/20/04         138,119         305,208

Kim D. Kelly              843,750             29.3             24.50(3)       7/20/09      13,000,431      32,945,645

______________________

(1) The options become exercisable for shares of the Company's Class B Common Stock over a five-year vesting schedule.
(2) The assumed annual rates of appreciation of 5% and 10% would result in the price of the Company's Class A Common Stock increasing to $39.91 and $63.55, respectively, for the options expiring July 20, 2009, and $31.27 and $39.46, respectively, for the options expiring July 20, 2004. For the period from July 21, 1999, the commencement of trading of the Company's Class A Common Stock, through December 31, 1999, the cumulative total return of the Company's Class A Common Stock had increased 21%.
(3)  The exercise price was established at the initial public offering price.
(4) The exercise price was established at 110% of the market price on the date of grant, as this option is an "incentive" stock option and such Named Executive Officer possesses more than 10% of the total voting power of the Company's Common Stock.

     The following table sets forth information at fiscal year-end 1999 concerning stock options held by the Named Executive Officers in the Summary Compensation Table. No options held by such individuals were exercised during 1999.

                                  Fiscal Year-End Option Values

                                 Number of Securities                 Value of Unexercised
                                Underlying Unexercised                In-the-Money Options
                               Options At Fiscal Year-End(#)        At Fiscal Year-End($)(1)
                               ------------------------------    ------------------------------
         Name                  Exercisable      Unexercisable    Exercisable      Unexercisable
----------------------         -----------      -------------    -----------      -------------
Sidney R. Knafel                    --             562,500           --            2,832,820

Michael S. Willner                  --             843,750           --            4,274,227

Kim D. Kelly                        --             843,750           --            4,324,219

__________________

(1) As of December 31, 1999, all options held by the Named Executive Officers were unexercisable. The value of the unexercisable options was calculated as the difference between the exercise price of the options and $29.63, the fair market value of the Company's Common Stock as of December 31, 1999, multiplied by the number of options outstanding.

Compensation of Directors

     Those directors who are not also employees of the Company receive an annual retainer fee of $25,000, which may, at the election of the director, be in the form of cash or five-year options to purchase the Company's Class A Common Stock. Nonemployee directors receive reimbursement of out-of-pocket expenses incurred for each Board or committee meeting attended.

1999 Stock Option Plan

     The Board of Directors adopted the Insight Communications Company, Inc. 1999 Stock Option Plan as of June 24, 1999. The Company reserved 5,000,000 shares of common stock with respect to which options and stock appreciation rights ("SARs") may be granted under the Plan. The purpose of the Plan is to promote the interests of the Company and its stockholders by strengthening the Company's ability to attract and retain competent employees, to make service on the Company's Board of Directors more attractive to present and prospective non-employee directors and to provide a means to encourage stock ownership and proprietary interest in the Company by officers, non-employee directors and valued employees and other individuals upon whose judgment, initiative and efforts the financial growth of the Company largely depends.

     The Plan may be administered by either the entire Board of Directors or a committee consisting of two or more members of the Board of Directors, each of whom is a "non-employee director" (as defined in Rule 16b-3 under the Securities Exchange Act of 1934). The Plan is currently administered by a stock option committee of the Board of Directors consisting of two non-employee directors, Thomas L. Kempner and Daniel S. O'Connell.

     Incentive stock options ("ISOs") may be granted only to officers and key employees of the Company and its subsidiaries. Nonqualified stock options and SARs may be granted to such officers and employees as well as to agents and directors of and consultants to the Company. In determining the eligibility of an individual for grants under the Plan, as well as in determining the number of shares to be optioned to any individual, the stock option committee takes into account the recommendations of the Company's Chairman of the Board, Sidney R. Knafel, the position and responsibilities of the individual being considered, the nature and value to the Company or its subsidiaries of his or her service or accomplishments, his or her present or potential contribution to the success of the Company or its subsidiaries, the number and terms of options and SARs already held by an individual and such other factors as the stock option committee may deem relevant. In making recommendations to the stock option committee, Mr. Knafel focuses upon individuals who would be motivated by a direct economic stake in the equity of the Company. Options may provide for their exercise into shares of any class of the Company's common stock, Class A or Class B. Under an agreement with Vestar Capital Partners III, L.P., the Company has agreed not to grant options for Class B Common Stock representing in excess of 6% of the fully-diluted shares.

     The Plan provides for the granting of ISOs to purchase common stock at not less than the fair market value on the date of the option grant and the granting of nonqualified options and SARs with any exercise price. SARs granted in tandem with an option have the same exercise price as the related option. The Plan contains limitations applicable only to ISOs granted thereunder. To the extent that the aggregate fair market value, as of the date of grant, of the shares to which ISOs become exercisable for the first time by an optionee during the calendar year exceeds $100,000, the option will be treated as a nonqualified option. In addition, if an optionee owns more than 10% of the total voting power of all classes of the company's capital stock at the time the individual is granted an ISO, the option price per share cannot be less than 110% of the fair market value per share and the term of the ISO cannot exceed five years. No option or SAR may be granted under the Plan after June 25, 2009, and no option or SAR may be outstanding for more than ten years after its grant.

     Upon the exercise of an option, the holder must make payment of the full exercise price. Such payment may be made in cash, check or, under certain circumstances, in shares of any class of the Company's common stock, or any combination thereof. SARs, which give the holder the privilege of surrendering such rights for the appreciation in the common stock between the time of the grant and the surrender, may be settled, in the discretion of the Board or committee, as the case may be, in cash, common stock, or in any combination thereof. The exercise of an SAR granted in tandem with an option cancels the option to which it relates with respect to the same number of shares as to which the SAR was exercised. The exercise of an option cancels any related SAR with respect to the same number of shares as to which the option was exercised. Generally, options and SARs may be exercised while the recipient is performing services for the Company and within three months after termination of such services.

     The Plan may be terminated at any time by the Board of Directors, which may also amend the Plan, except that without stockholder approval, it may not increase the number of shares subject to the Plan or change the class of persons eligible to receive options under the Plan.

Compensation Committee Interlocks and Insider Participation

     Currently, the members of the compensation committee are Thomas L. Kempner, Daniel S. O'Connell and Michael S. Willner, the Company's President and Chief Executive Officer.


                             CERTAIN TRANSACTIONS

     On November 17, 1999, Insight Interactive, LLC, a wholly-owned subsidiary of the Company, formed a joint venture with Source Media, Inc. to conduct all lines of business of Source Media relating to its VirtualModem and Interactive Channel products and businesses. The Company capitalized the joint venture with $13.0 million in exchange for its 50% equity interest. As part of the transaction, Insight Interactive acquired 842,105 shares of Source Media's common stock for $12.0 million and warrants to purchase up to an additional 4,596,786 shares at an exercise price of $20 per share.

     Insight Interactive also received a share of non-participating preferred stock which provides the Company with the right to designate three members of the board of directors of Source Media. The Company's designees are Sidney R. Knafel, the Company's Chairman of the Board, Michael S. Willner, the Company's President and Chief Executive Officer, and Kim D. Kelly, the Company's Executive Vice President, Chief Operating and Financial Officer.

     The Company is currently providing the joint venture's interactive services to customers of its systems under a letter of intent entered into on July 29, 1998. Pursuant to the letter of intent, the Company pays a monthly license fee for the right to distribute LocalSource in an amount that is based on the number of digital customers as adjusted for penetration. The Company and Source Media share 50% of all revenues, other than advertising revenues, generated by LocalSource.

     On March 3, 2000, the Company and Source Media sold all of the joint venture's VirtualModem business to Liberate Technologies in exchange for the issuance to each of Insight Interactive and Source Media of 886,000 shares of Liberate common stock. The Company's joint venture with Source Media continues to own and operate its programming assets, LocalSource and SourceGuide, and has entered into preferred content and programming services agreements with Liberate.

     Insight L.P. receives a management fee for each twelve-month period equal to 3% of substantially all revenue arising out of or in connection with the operations of the Indiana and Kentucky systems of Insight Midwest, L.P., of which the Company serves as the general partner and owns 50% of the partnership interests.

     Under distribution agreements with Excite@Home, the Company provides high-speed Internet access to customers over the Company's distribution network in certain of its cable television systems. In January 1999, the subsidiary holding the Company's Kentucky systems entered into agreements with Excite@Home for the issuance to the Kentucky subsidiary of warrants to purchase shares of Excite@Home's Series A Common Stock ("Excite@Home Stock") at an exercise price of $5.25 per share, as adjusted for a two-for-one stock split which occurred on June 17, 1999. Under the provisions of the agreements, the Company estimates that it may purchase up to 459,200 shares of Excite@Home Stock. The warrants become vested and exercisable, subject to certain forfeiture and other conditions, based on operational targets which include offering the Excite@Home service by the Kentucky subsidiary in its service areas and obtaining specified numbers of Excite@Home customers over the remaining six-year term of the Excite@Home distribution agreement.

     In connection with its initial public offering, the Company issued a total of 1,412,181 shares of Common Stock to its employees, including its executive officers and directors. In October 1999 and April 2000, the Company made loans to certain of these employees, the proceeds of which were used to satisfy the individual withholding obligations with respect to the receipt of these shares. In the aggregate, these loans total approximately $14.5 million, including $9.5 million to executive officers and directors of the Company. These non-recourse loans are represented by notes which are secured by the shares of Common Stock received by the individuals. The loans bear interest at the rate of 6% per annum. The loans made in October 1999 for an aggregate of approximately $13.9 million are payable upon their fifth anniversary, and the loans made in April 2000 for an aggregate of approximately $551,000 are payable on December 31, 2000. In each case, the loans are payable by employees 180 days following the termination of their employment. The proceeds of any sales of the pledged shares must be applied towards early prepayment of the loans.


              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors, with the concurrence of the Audit Committee, has selected Ernst & Young LLP as its independent auditors for 2000. Although stockholder ratification of the Board of Directors' action in this respect is not required, the Board of Directors considers it desirable for stockholders to pass upon such appointment. If the stockholders do not ratify the appointment of Ernst & Young LLP, the engagement of independent auditors will be reevaluated by the Board of Directors.

     A representative of Ernst & Young LLP is expected to attend the meeting and will be available to respond to appropriate questions from stockholders.

     The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP.

                     COMPLIANCE WITH SECTION 16(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Exchange Act requires the Company's directors and executive officers and persons who own beneficially more than 10% of the Company's Common Stock to file reports of ownership and changes in ownership of such Common Stock with the Securities and Exchange Commission, and to file copies of such reports with the Company. Based solely upon a review of the copies of such reports filed with the Company, the Company believes that during 1999 such reporting persons complied with the filing requirements of said
Section 16(a).

                                 ANNUAL REPORT

     The Company's 1999 Annual Report is being mailed to stockholders together with this proxy statement. No part of such Annual Report shall be regarded as proxy-soliciting material or as a communication by means of which any solicitation is being or is to be made. The Company will provide without charge to each of its stockholders, upon the written request of any such stockholders, a copy of its Annual Report on Form 10-K for the year ended December 31, 1999, exclusive of exhibits. Written requests for such Form 10-K should be sent to Colleen Quinn, Senior Vice President of Corporate Relations, 126 East 56/th/ Street, New York, New York 10022.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters to be brought before the meeting. However, if other matters should come before the meeting, it is the intention of each person named in the proxy to vote such proxy in accordance with his or her judgment on such matters.


                          2001 STOCKHOLDER PROPOSALS

     Stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with regulations of the Securities and Exchange Commission. In order for stockholder proposals for the 2001 Annual Meeting of Stockholders to be eligible for inclusion in the Company's proxy statement, they must be received by the Secretary of the Company at the Company's principal executive offices not later than January 17, 2001.

--------------------------------------------------------------------------------

-----
-----

THE BOARD OF DIRECTORS RECOMMENDS VOTES FOR PROPOSALS 1 AND 2.

1. Election of Directors      FOR all nominees  [_]    WITHHOLD AUTHORITY to vote      [_]    * EXCEPTIONS   [_]
                              listed below             for all nominees listed below

The nominees for the board of directors are: Sidney R. Knafel, Michael S. Willner, Kim D. Kelly, Thomas L. Kempner, James S. Marcus, Prakash A. Melwani,
                              Daniel S. O'Connell
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below). *Exceptions ___________________________________________________________________

2. Selection of Independent Auditors

   FOR [_]  AGAINST  [_]  ABSTAIN  [_]           Address Change and
                                                 or Comments Mark Here   [_]

                                             Please sign exactly as name appears
                                             hereon. Joint owners should each
                                             sign. When signing as attorney,
                                             executor, administrator, trustee,
                                             or Guardian, please give full title
                                             as such.

                                             Dated: ______________________, 2000

                                             ___________________________________
                                                         Signature

                                             ___________________________________
                                                         Signature

Sign, Date and Return the Proxy Card         Votes MUST be indicated  [X]
in the Enclosed Envelope.                    (x) in Black or Blue ink.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                     INSIGHT COMMUNICATIONS COMPANY, INC.

                        ANNUAL MEETING OF STOCKHOLDERS

          This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints Michael S. Willner and Kim D. Kelly as proxies, each with the power of substitution, and hereby authorizes them to vote all shares of Class A and Class B Common Stock of the undersigned at the 2000 Annual Meeting of the Company, to be held at The Plaza Hotel, Fifth Avenue at Central Park South, New York, New York, at 9 a.m. on Tuesday, May 16, 2000, and any adjournment or postponement thereof.

     WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" THE PROPOSALS SET FORTH ON THE REVERSE SIDE.

(Continued, and please sign, on reverse side)

                                                INSIGHT COMMUNICATIONS COMPANY,
                                                INC.
                                                P.O. BOX 11440
                                                NEW YORK, N.Y. 10203-0440

--------------------------------------------------------------------------------